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                                EXHIBIT 12
                      J. BAKER, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                          (Dollars in thousands)



                                                                           Fiscal Years Ended
                                                   ------------------------------------------------------------------
                                                   February 2,    January 30,   January 29,   January 28,  February 3,
                                                      1992           1993          1994          1995         1996*
                                                   -----------    -----------   -----------   -----------  ----------
Historical ratio of earnings to fixed charges

Earnings (loss) from continuing operations
   before taxes and extraordinary item per
   consolidated statements of earnings (1)            $12,898        $21,076       $36,424       $36,899    $(64,425)

Add:
   Portion of rents representative of the
     interest factor                                    5,459          6,564        15,227        17,593      17,316
   Interest on indebtedness including the
     amortization of debt expense and
     detachable warrant value (1)                      10,352          8,211         8,146         9,735      10,983
                                                      -------         ------        -------       -------     -------

Earnings (loss) before fixed charges,
     as adjusted                                      $28,709        $35,851       $59,797       $64,227    $(36,126)
                                                       ======         ======        ======        ======     =======

Fixed charges
   Interest on indebtedness including the
     amortization of debt expense and
     detachable warrant value (1)                    $ 10,352       $  8,211      $  8,146      $  9,735    $ 10,983
                                                      -------        -------      --------       -------    --------
Rents                                                $ 16,376       $ 19,691      $ 45,680      $ 52,780    $ 51,948
   Portion of rents representative of
     the interest factor (2)                         $  5,459       $  6,564      $ 15,227      $ 17,593    $ 17,316
                                                      -------        -------       -------       -------     -------
   Fixed charges (1) + (2)                           $ 15,811       $ 14,775      $ 23,373      $ 27,328    $ 28,299
                                                      =======       ========       =======       =======     =======

Ratio of earnings (loss) to fixed charges                1.82x          2.43x         2.56x         2.35x      (1.28)x
                                                      =======       ========       =======       =======     =======
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(*)   1996 reflects the impact of restructuring charges of $69,300,000.